CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

SOUTHERN MISSOURI BANCORP, INC.

Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned corporation certifies as follows:

1.	The name of the corporation is Southern Missouri Bancorp, Inc. The corporation was originally organized under the name SMB Acquisition Bancorp, Inc. on September 16, 1998.

2.	The amendment set forth below was adopted by the shareholders of Southern Missouri Bancorp, Inc. on October 29, 2012.

3.	The amendment adopted, which affects only Article III, Section 3.1, subsection (a) of the Articles of Incorporation as follows (the remainder of said Article III is unchanged), is as follows:

“3.1 The Corporation shall have the authority to issue the following shares: (a) Eight million (8,000,000) shares shall be voting common stock with a par value of $0.01 per share (“Common Stock”).”

4.
The number of outstanding shares of Southern Missouri Bancorp, Inc. is 3,289,040 shares of common stock, all of which were entitled to vote on the amendment, and 20,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A, none of which were entitled to vote on the amendment.

5.	The number of shares of common stock voted for the amendment was 2,832,436 and the number of shares of common stock voted against the amendment was 116,294.

6.
The amendment does not provide for an exchange, reclassification or cancellation of any issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of any class.

7.	The effective date of the amendment shall be the date of filing of this Certificate of Amendment.

[Signature page follows]

    This Certificate of Amendment has been executed as of this 2nd day of November 2012.

SOUTHERN MISSOURI BANCORP, INC.

By:	/s/ Greg A. Steffens
Name:	Greg A. Steffens
Title:	President and Chief Executive Officer